Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GMTech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Equity	Common stock, $0.0001 par value	Rule 457(o)	7,000,000	$0.02	$140,000	$147.60 per $1,000,000	$20.66

Total Offering Amounts					$140,000		$20.66

Total Fees Previously Paid							$0.00

Net Fee Due							$20.66

(1)	The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.